Exhibit 5.1
ROBINSON BRADSHAW & HINSON
December 10, 2009
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
Ladies and Gentlemen:
     We have acted as counsel to Goodrich Corporation, a New York corporation (the “Company”), in connection with an automatic shelf registration statement on Form S-3 (file no. 333-154778) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale from time to time by the Company of its debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units.
     The Company has entered into an Underwriting Agreement, dated as of December 8, 2009, between the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Calyon Securities (USA) Inc. (the “Representatives”), and a related Pricing Agreement, dated as of December 8, 2009 (the “Pricing Agreement”), between the Company and the Representatives, as representatives of the several underwriters named therein (the “Pricing Agreement”), relating to the issuance and sale by the Company of $300,000,000 principal amount of 4.875% Notes due 2020 (the “Notes”). The Company will issue the Notes under an Indenture, dated as of May 1, 1991, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to Harris Trust and Savings Bank, as Trustee (the “Indenture”), and related Eighth Supplemental Indenture with respect to the Notes (the “Supplemental Indenture”). The Company proposes to issue the Notes pursuant to the Registration Statement, the Preliminary Prospectus Supplement, dated December 8, 2009, to the Prospectus dated October 28, 2008 (the “Preliminary Prospectus”), the Pricing Term Sheet, dated December 8, 2009, relating to the Preliminary Prospectus, and the Prospectus Supplement, dated December 8, 2009, to the Prospectus dated October 28, 2008 (the “Final Prospectus”). The Company intends to file a Current Report on Form 8-K with respect to the offer and sale of the Notes (the “Form 8-K”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.
     In connection with these opinions, we have examined original, certified, conformed, facsimile, photographic or electronic copies, certified or otherwise identified to our satisfaction,

Attorneys at Law
101 North Tryon St., Suite 1900, Charlotte, NC 28246
Charlotte, NC            Chapel Hill, NC            Rock Hill, SC
www.rbh.com

Goodrich Corporation
December 10, 2009

of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinions expressed below.
     In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, facsimile or electronic copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.
     Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the provisions of the Indenture, the Supplemental Indenture, the Underwriting Agreement and the Pricing Agreement, will constitute legal, valid and binding obligations of the Company.
     In rendering the opinions set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina, the laws of the State of New York, and the federal laws of the United States of America.
     We are members of the Bar of North Carolina and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of North Carolina and the federal laws of the United States of America. To the extent the foregoing opinions involve matters arising under the laws of the State of New York, they are given by lawyers in our firm who are licensed to practice in New York.
     We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Legal Opinions” and “Legal Matters” in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or that this consent is required by Section 7 of the Act.

Very truly yours. ROBINSON, BRADSHAW & HINSON, P.A.
/s/ Robinson, Bradshaw & Hinson, P.A.